Exhibit 2.1

  Minco Gold Corporation
(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016 and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed consolidated interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company's management. The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation's independent auditor has not performed a review of these condensed consolidated interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed consolidated interim financial statements by an entity's auditor.

Dr. Ken Cai	Larry Tsang, CPA, CA
President and CEO	Interim Chief Financial Officer

Vancouver, Canada
May 12, 2016

(2)

Notes to Condensed Consolidated Interim Financial Statements		9 - 18

1	General information and liquidity risk	9
2	Basis of preparation	9
3	Critical accounting estimates and judgments	10
4	Cash and cash equivalents	11
5	Short-term investment	11
6	Mineral interests	11
7	Equity investment in Minco Silver Corporation	13
8	Receivable from legal settlement	14
9	Non-controlling interest	15
10	Share capital	16
11	Related party transactions	17
12	Fair value measurements	18

(3)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Financial Position
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	March 31,	December 31,
	2016	2015
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	4,867,322	5,593,669
Short-term investment (note 5)	3,898,341	4,048,341
Receivables	40,471	11,122
Due from related parties (note 11)	18,993	12,387
Prepaid expenses and deposits	163,009	162,970
	8,988,136	9,828,489

Long-term deposit	51,277	51,277
Property, plant and equipment	9,415	10,428
Equity investment in Minco Silver (note 7)	5,308,917	6,631,094
	14,357,745	16,521,288
Liabilities
Current liabilities
Accounts payable and accrued liabilities	147,307	389,522
Due to related party (note 11)	214,638	177,330
	361,945	566,852
Equity
Equity attributable to owners of the parent
Share capital (note 10(a))	41,916,194	41,911,823
Contributed surplus	9,288,775	9,247,685
Accumulated other comprehensive income	1,840,564	2,763,940
Deficits	(39,049,733)	(37,969,012)
	13,995,800	15,954,436

Total equity	14,357,745	16,521,288

Approved by the Board of Directors

(signed) Malcolm Clay Director(signed) Robert Callander Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(4)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Loss
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2016		2015
	$		$
Exploration costs (note 6)		90,998		264,934

Administrative expenses
Accounting and audit		19,572		24,145
Amortization		1,013		16,771
Consulting		4,537		8,418
Directors' fees		14,500		19,000
Investor relations		10,427		5,783
Legal and regulatory		43,416		41,164
Office and miscellaneous		60,045		121,524
Property investigation		31,450		25,665
Salaries and benefits		34,312		126,872
Share-based compensation (note 10(b))		42,861		13,348
Travel and transportation		3,661		23,283
		265,794		425,973
Operating loss		(356,792)		(690,907)
Finance income		16,561		8,159
Foreign exchange loss		(341,689)		(22,443)
Gain on legal settlement (note 8)		-		51,745
Impairment of equity investment in Minco Silver (note 7)		-		(3,466,674)
Share of gain (loss) from equity investment in Minco Silver (note 7)		(389,616)		283,699
Dilution loss (note 7)		(9,185)		-
Net loss for the period		(1,080,721)		(3,836,421)
Net loss attributable to:
Shareholders of the Company		(1,080,721)		(3,810,723)
Non-controlling interest		-		(25,698)
		(1,080,721)		(3,836,421)
Loss per share
Basic and diluted		(0.02)		(0.08)
Weighted average number of common shares outstanding Basic and diluted		50,583,029		50,536,264

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(5)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Comprehensive Loss
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	2016	2015
	$	$
Net loss for the period	(1,080,721)	(3,836,421)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Share of other comprehensive income of investments accounted for using the equity method	(923,376)	1,752,975
Exchange differences on translation from functional to presentation currency	-	135,998

Total comprehensive loss for the period	(2,004,097)	(1,947,448)

Comprehensive income (loss) attributable to:
Shareholders of the Company	(2,004,097)	(1,955,043)
Non-controlling interest	-	7,595
	(2,004,097)	(1,947,448)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.
(6)

 Minco Gold Corporation
 (An exploration stage enterprise)
 Condensed Consolidated Interim Statements of Changes in Equity
 For the three months ended March 31, 2016, and 2015
 (Unaudited, expressed in Canadian dollars, unless otherwise stated)
 Minco Gold Corporation
 (An exploration stage enterprise)
 Condensed Consolidated Interim Statements of Changes in Equity
 For the three months ended March 31, 2016, and 2015
 (Unaudited, expressed in Canadian dollars, unless otherwise stated)
		Attributable to equity owner of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2015	50,514,881	41,882,757	9,179,213	1,183,086	(52,330,354)	(85,298)	4,988,512	4,903,214
Net loss for the period	-	-	-	-	(3,810,723)	(3,810,723)	(25,698)	(3,836,421)
Other comprehensive income	-	-	-	1,855,680	-	1,855,680	33,293	1,888,973
Proceeds on issuance of shares from exercise of options	46,500	20,325	(8,235)	-	-	12,090	-	12,090
Share-based compensation	-	-	13,348	-	-	13,348	-	13,348
Balance - March 31, 2015	50,561,381	41,903,082	9,184,326	3,038,766	(56,141,077)	(2,014,903)	4,996,107	2,981,204

Balance - January 1, 2016	50,581,381	41,911,823	9,247,685	2,763,940	(37,969,012)	15,954,436	-	15,954,436

Net loss for the period	-	-	-	-	(1,080,721)	(1,080,721)	-	(1,080,721)
Other comprehensive loss	-	-	-	(923,376)	-	(923,376)	-	(923,376)
Proceeds on issuance of shares from exercise of options	10,000	4,371	(1,771)	-	-	2,600	-	2,600
Share-based compensation	-	-	42,861	-	-	42,861	-	42,861
Balance - March 31, 2016	50,591,381	41,916,194	9,288,775	1,840,564	(39,049,733)	13,995,800	-	13,995,800
The accompanying notes are an integral part of these condensed consolidated interim financial statements.
(7)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Cash Flow
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2016		2015
Cash flow provided by (used in)	$		$
Operating activities
Net loss for the period		(1,080,721)		(3,836,421)
Adjustments for:
Amortization		1,013		16,771
Equity loss on investment in Minco Silver		389,616		(283,699)
Impairment of equity investment in Minco Silver		-		3,466,674
Dilution loss		9,185		-
Foreign exchange loss		341,689		22,635
Gain on legal settlement (note 7)		-		(51,745)
Share-based compensation (note 9 (b))		42,861		13,348
Changes in items of working capital:
Receivables		(29,349)		(40,299)
Due to/from related parties		30,702		37,929
Prepaid expenses and deposits		(39)		(134,248)
Accounts payable and accrued liabilities		(242,216)		(147,174)
Net cash used in operating activities		(537,259)		(936,229)
Investing activities
Redemption of short-term investments		150,000		-
Net cash generated from investing activities		150,000		-
Financing activities
Proceeds from stock option exercises		2,600		12,090
Net cash generated from financing activities		2,600		12,090
Effect of exchange rate changes on cash		(341,688)		152,216
Decrease in cash and cash equivalents		(726,347)		(771,923)
Cash and cash equivalents- Beginning of period		5,593,669		2,117,038
Cash and cash equivalents- End of period		4,867,322		1,345,115
Cash paid for income tax		-		-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.
(8)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and disposition of assets
Minco Gold Corporation ("Minco Gold" or the "Company") was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange ("TSX") under the symbol "MMM", and the NYSE MKT under the symbol "MGH".
As at March 31, 2016, Minco Gold owned an 18.43% (December 31, 2015 – 18.45%) equity interest in Minco Silver Corporation ("Minco Silver"), a TSX listed company.
On May 22, 2015, the Company entered into the share purchase agreement ("SPA") with Minco Silver and Minco Silver's wholly-owned subsidiary, Minco Investment Holding HK Ltd. ("Minco Investment"). Pursuant to the SPA, the Company disposed most of its mineral interests through the sale of all of the issued and outstanding shares of its wholly-owned subsidiary, Minco Resources Limited ("Minco Resources"), which held interests in Minco Mining (China) Corporation ("Minco China") to Minco Investment. Minco China consolidated certain subsidiaries including Yuanling Minco Mining Ltd. ("Yuanling Minco"), Tibet Minco Mining Co. Ltd. ("Tibet Minco"), Huaihua Tiancheng Mining Ltd. ("Huanihua Tiancheng"), a legal ownership of Foshan Minco Mining Co. Ltd. ("Foshan Minco") and a 51% interest in Guangdong Mingzhong Mining Co. Ltd. ("Mingzhong"), which owned the Changkeng Gold Project (Note 11).
Three assets have been retained by the Company including the contingent receivable from a legal settlement with 208 Team (Note 8) and the Gold Bull Mountain and Longnan exploration permits (Note 6)
As the Company ceased to have operating subsidiaries in China after the completion of the SPA, the Company has entered into a trust agreement with Minco Silver and Minco China where Minco China holds the above retained assets in trust for Minco Gold.
The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects and is currently review new mineral properties of merit.
2.	Basis of preparation
These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 2015, which have been prepared in accordance with IFRS as issued by the IASB.
The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the consolidated annual financial statements for the year ended December 31, 2015.
These financial statements were approved by the board of directors for issue on May 11, 2016.
(9)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

3.	Critical accounting estimates and judgments
Basic of measurement
These condensed consolidated interim financial statements have been prepared under the historical cost convention.
Basic of consolidation
The Company did not have subsidiaries during three months ended March 31, 2016 for consolidation. The comparative figures presented in these condensed consolidated financial statements to account for the three months ended March 31, 2015 include the accounts the following former subsidiaries (Note 1):
Name	Principal activities (ownership interest)	Country of Incorporation

Minco China	Exploring and evaluating mineral properties (100%)	China
Yuanling Minco	Exploring and evaluating mineral properties (100%)	China
Tibet Minco	Exploring and evaluating mineral properties (100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties (100%)	China
Minco Resources	Holding company (100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties (51%)	China
Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.
Critical accounting estimates and judgments
The preparation of financial statements requires management to use judgment in applying its accounting policies and estimates and assumptions about the future. Estimates and other judgments are continuously evaluated and are based on management's experience and other factors, including expectations about future events that are believed to be reasonable in the circumstances. The following discusses the most significant accounting judgments and estimates that the Company has made in the preparation of the financial statements:
Significant Influence of Minco Silver
Management has assessed the level of influence that the Company has on Minco Silver and determined that it has significant influence even though its shareholding, beginning on April 22, 2014 is below 20%. This is because of the representation on Minco Silver's board, common CEO and other shared management.
(10)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

3.	Critical accounting estimates and judgments (continued)
Impairment – investment in associate
At each reporting date, management conducts a review to determine whether there is any objective evidence that the investment in associate is impaired. This determination requires significant judgment. In making this judgment, management evaluates among other factors, the movements in the trading share price of Minco Silver and other commercial activities impacting Minco Silver. If objective evidence of impairment exists, then the Company recognizes an impairment loss in the statement of income (loss) to the extent that the estimated recoverable amount is less than the carrying value.
As at March 31, 2016, the company concluded that due to the positive developments in Minco Silver, which included the acquisition of Minco Resources and the related activities associated with the Changkeng project, accompanied by a corresponding increase in the market value of Minco Silver's share price, indication of impairment was not identified.
Impairment losses previously recorded are reversed if the conditions that gave rise to the impairment are no longer present and it has been determined that the asset is no longer impaired as a result.  This reversal is recognized in net income in the period the reversal occurs, and is limited by the carrying value that would have been determined, from the application of equity accounting method, had no impairment charge been recognized in prior periods.
4. Cash and cash equivalents
Cash and cash equivalents comprise cash at banks and on hand and guaranteed investment certificates with initial maturities of less than three months. The company did not hold any cash equivalents as at March 31, 2016 and December 31, 2015. As at March 31, 2016, the cash balance included USD $3,704,748 ($4,803,762 equivalent) comparing to USD 4,007,446 ($5,557,926 equivalent) held on December 31, 2015.
5. Short-term investment
As at March 31, 2016, short-term investments consist of $3,898,341 (December 31, 2015 - $4,048,341) cashable guaranteed investment certificates, that earns an interest of $1.4% per annum and matures on December 28, 2016.
6. Mineral interests
As at March 31, 2016, the Company had the following mineral interests:
a) Gansu – Longnan Property
After the completion of the SPA on July 31, 2015, Minco China held nine exploration permits in the trust for the Company in the Longnan region in the south of Gansu Province in China. The Longnan region is within the southwest Qinling gold field. The Longnan region consists of three projects Yejiaba – four exploration permits; Yangshan – four exploration permits; Xicheng East – one exploration permit,  according to their geographic distribution, type and potential of mineralization.
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6. Mineral interests (continued)
a) Gansu – Longnan Property
On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd ("YDIC") in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($170,973). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as at March 31, 2016.
On December 26, 2014, Minco China entered into an agreement with Beijing Runlong Investment Limited Company ("Beijing Runlong") in which the Company agreed to sell four exploration permits in the Yangshan area to Beijing Runlong for total cash proceeds of RMB 3,200,000 ($604,618).
Beijing Runlong must make the following payments to Minco China:
i)	5% of the total cash proceeds within 20 working days from the date of signing the agreement (not received)
ii)	45% of the total cash proceeds upon receiving the approval of the transfer from the Provincial land and resources administrative authority, before submitting to the Ministry of Land and Resources (not received); and
iii)	50% of the total cash proceeds within 5 days upon receiving the approved exploration rights license (not received).
As the proceeds were not received as at March 31, 2016, the Company considers Beijing Runlong is in default of the agreement. As a result, the titles of these four permits are still kept by the Company. The Company did not record any receivable due to the uncertainty of collectability.
c)	Hunan - Gold Bull Mountain
Minco China through its subsidiary Yuanling Minco holds the Gold Bull Mountain exploration permit in trust for the Company. This exploration permit expires on June 28, 2017.
The following is a summary of exploration costs, net of recoveries, incurred and expensed by each project:
	Three months ended March 31,				Cumulative to March 31,
	2016		2015		2016
	$		$		$
Currently active properties:
Gansu - Longnan		84,327		192,071	12,452,038
Guangdong- Changkeng (i)		-		62,647	8,285,703
Hunan
Hunan- Gold Bull Mountain		6,671		10,110	2,323,282
Guangdong- Sihui		-		106	6,099
Total		90,998		264,934	23,067,122
(i) Changkeng Property was sold to Minco Silver on July 31, 2015

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7.	Equity investment in Minco Silver Corporation
As at March 31, 2016, the Company owned 11,000,000 common shares of Minco Silver which represented 18.43% ownership of Minco Silver (December 31, 2015 – 11,000,000 share or 18.45%).
The Company determined that it continued to hold significant influence over Minco Silver despite the Company owning less than 20% of the voting rights of Minco Silver.  The Company continues to have the ability to influence Minco Silver through its board representation, common CEO and shared management positions between the Company and Minco Silver.  As a result, the Company continues to account for its investment in Minco Silver with the equity method.
As at March 31, 2016, management evaluated its equity investment in Minco Silver for indications of impairment.  The company concluded that due to the positive developments in Minco Silver, which included the acquisition of Minco Resources and the related activities associated with the Changkeng project, accompanied by a corresponding increase of Minco Silver's market value, no indication of impairment was identified as at March 31, 2016.
	2016		2015
	$		$
As at January 1, Equity investment in Minco Silver		6,631,094		6,820,000

Dilution loss		(9,185)		-
Share of associates income (loss)		(389,616)		1,259,391
Share of other comprehensive income (loss) of investments accounted for using the equity method (i)		(923,376)		1,958,940
Unrealized gain on disposition of Minco Resources		-		(3,407,237)
Equity investment in Minco Silver as at March 31, 2016 and December 31, 2015		5,308,917		6,631,094
(i) Represent the exchange differences on translation from functional to presentation currencyof Minco Silver's subsidiaries
The following is a summary of Minco Silver's balance sheet and reconciliation to carrying amounts as at March 31, 2016 and December 31, 2015:
	March 31,	December 31,
	2016	2015
	$	$
Cash and cash equivalents	16,734,266	26,202,564
Other current assets	37,740,318	33,039,404
Mineral interests	60,465,577	63,676,055
Property, plant and equipment	389,246	434,999
Current liabilities	350,304	638,550
Total equity	114,979,104	122,714,472

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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Equity investment in Minco Silver Corporation (continued)
Reconciliation to carrying amounts:
	March 31, 2016	December 31, 2015
Minco Gold's share in percentage	18.43%	18.45%
Minco Gold's share of net assets of Minco Silver	$21,190,649	$22,640,820
Differences between Minco Gold's share of net asset and carrying value of the equity investment	(15,881,732)	(16,009,726)
Carrying value of investment in Minco Silver	$5,308,917	$6,631,094
The following is a summary of Minco Silver's income statement for the three months ended March 31, 2016 and 2015:
	Three months ended March 31, 2016		Three months ended March, 2015

	$		$
Administrative recovery (expenses)		(2,344,786)		694,625
Finance and other income		176,727		592,474
Net income (loss) for the period
- Shareholders of the Company		(2,112,902)		1,537,937
- Non-controlling interest		(55,157)		-
Other comprehensive income for the period
- Shareholders of the Company		(5,007,503)		9,502,918
- Non-controlling interest		(774,695)		-
Comprehensive income (loss) for the period		(7,950,257)		11,040,855
8.	Receivable from a legal settlement
On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the "Agreement"). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the "JV Co") and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced legal action in China seeking compensation.
On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. The Company received RMB 4 million ($720,095) in January 2014.
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8.	Receivable from a legal settlement (Continued)
On May 6, 2015, Minco China reached an agreement to settle its claim against the 208 Team for an amount of RMB 5.5 million ($1,138,472). The payments were to be received in following manner:
i)	On the signing date of the agreement- RMB 500,000 ($98,940) (received by Minco China on May 7, 2015)
ii)	On or before June 17, 2015- RMB 2,000,000 ($405,894) (outstanding)
iii)	On or before August 7, 2015- RMB 3,000,000 ($608,840) (outstanding)
Upon the completion of the SPA, the Company continued to hold the interest of the outstanding  receivable (RMB 5,000,000) through a trust agreement with Minco China. As at March 31, 2016, the Company has not received the remaining RMB 5 million ($1,014,734).
The Company, through Minco China, has engaged a Chinese law firm to recommence legal action against 208 Team to recover the remaining RMB 5 million ($1,014,734) unpaid balance on a contingent fee basis whereby the Company will pay the Chinese law firm 50% of the net amount recovered. The Company has not recognized this receivable as at December 31, 2015 and March 31, 2016 due to the uncertainty of collectability.
9. Non-controlling interest
Below is summarized financial information for Mingzhong, a  51% owned subsidiary formerly owned by the Company until July 31, 2015 upon the completion of the SPA. The amounts disclosed are based on those included in the condensed consolidated interim financial statement before inter-company eliminations.
Summarized income statement
For the period ended	March 31,	March 31,
	2016	2015
	$	$
Net loss	-	(52,446)
Other comprehensive income	-	67,947
Total comprehensive income (loss)	-	15,501
Loss allocated to NCI	-	(25,698)
Summarized cash flows
For the period ended	March 31,	March 31,
	2016	2015
	$	$
Cash flows from operating activities	-	(141,200)
Cash flows from financing activities	-	-
Effect of exchange rate changes on cash	-	113,417

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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Share capital

a.	Common shares and contributed surplus
Authorized: 100,000,000 common shares without par value
b.	Stock options
Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the "Stock Option Plan"). The Company's board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted.  These options are equity-settled.
During the three months ended March 31, 2016, the Company did not grant any stock option.
The maximum number of common shares reserved for issuance under the Stock Option Plan is   15% of the issued and outstanding common shares of the Company.
Minco Gold recorded $42,861 in share-based compensation expense for the three months ended March 31, 2016 (March 31, 2015 - $13,348).
A summary of the options outstanding is as follows:
	Number outstanding	Weighted average exercise price
		$
January 1, 2015	6,460,501		0.79

Granted	1,190,000		0.24
Exercised	(66,500)		0.26
Forfeited	(927,500)		0.55
Expired	(66,667)		0.93

Balance, December 31, 2015	6,589,834		0.72

Exercised	(10,000)		0.26
Forfeited	(30,000)		0.46
Expired	(1,122,500)		2.17

Balance, March 31, 2016	5,427,334		0.43
The weighted average share price on the date of exercise was $0.26 in 2016 (2015 - $0.30). As at March 31, 2016, there was $43,309 (2015- $11,759) of total unrecognized compensation cost relating to unvested stock options.
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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Share capital (continued)

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.18 – 0.24	1,040,000	4.46	0.24	321,664	0.24
0.25 – 0.42	1,012,334	2.80	0.26	1,012,334	0.26
0.43 – 0.54	2,115,000	1.74	0.46	2,115,000	0.46
0.55 – 0.67	1,260,000	0.99	0.67	1,260,000	0.67
	5,427,334	2.28	0.43	4,708,998	0.46
The Company uses the Black-Scholes option pricing model to determine the fair value of the options.
Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company's historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.
11. Related party transactions
Funding of Foshan Minco
Up to July 31, 2015, Minco Silver could not invest directly in Foshan Minco as Foshan Minco is legally owned by Minco China. All historical funding supplied by Minco Silver for exploration of the Fuwan Project first went through Minco China via the Company and Minco Resources to comply with Chinese Law. In the normal course of business Minco Silver uses trust agreements when providing cash, denominated in US dollars, to Minco China via the Company and Minco Resources for the purpose of increasing the registered capital of Foshan Minco. Upon completion of the disposal of Minco Resources (note 1), the requirement for the trust structure was eliminated.
Shared office expenses
a)	Minco Silver and Minco Gold share offices and certain administrative expenses in Beijing up to July 31, 2015. Minco Silver, Minco Base Metals Corporation ("MBM"), a company with which the Company's CEO has significant influence over, and Minco Gold share offices and certain administrative expenses in Vancouver.
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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2016, and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

11. Related party transactions (continued)
At March 31, 2016, the Company had $214,638 due to Minco Silver (December 31, 2015 – $177,330), representing shared office expenses, and expenses in relation to the  Company's remaining assets in China.
b)	At December 31, 2016, the Company had $18,993 due from MBM (December 31, 2015 - $12,387), in relation to shared office expenses.
The amounts due are unsecured, non-interest bearing and payable on demand.
The amounts due are unsecured, non-interest bearing and payable on demand.
Key management compensation
Key management includes the Company's directors and senior management. This compensation is included in exploration costs and administrative expenses.
For the three month ended March 31, 2016 and 2015, the following compensation was incurred with key management:
	Three months ended March 31,
	2016		2015
	$		$
Cash remuneration		69,896		98,400
Share-based compensation		37,228		10,306
Total		107,124		108,706
The above transactions were conducted in the normal course of business.
12.	Fair value measurements
Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements.  The levels in the hierarchy are:
Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and
Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).
Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, receivable, due from related parties, account payable and accrued liabilities, and due to related parties. The fair values of these financial instruments approximate their carrying value due to their short-term nature.

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